Exhibit 99.2
NYSE To Suspend Trading in Duoyuan Printing, Inc.
Moves to Remove from the List
NEW YORK, March 28, 2011 — NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the common stock of Duoyuan Printing, Inc. (the “Company”) — ticker symbol DYP — should be suspended prior to the opening on Monday April 4, 2011. The Company expects its common stock to be quoted on the Over-the-Counter market following suspension.
The decision was reached in view of the fact that the Company is a late filer and was under review by NYSE Regulation in light of the delay in filing with the Securities and Exchange Commission of its June 30, 2010 Form 10-K and certain of its fiscal 2011 Form 10-Q filings. On March 18, 2011, the Company announced, among other things, that it anticipates it will not be able to complete the filing of its June 30, 2010 Form 10-K by April 13, 2011. This date represents the initial 6-month period otherwise available to complete the delayed filing as permitted under the NYSE’s rules. Given the various disclosures in the March 18, 2011 Form 8-K, the NYSE has determined that because of the current uncertainty regarding the timing and ability of the Company to retain an outside audit firm that the Company’s common stock is no longer suitable for continued listing on the NYSE and that any additional trading period is not appropriate.
The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.
Company contact:
For investor and media enquiries please contact:
Brunswick Group
Henry Fraser
Tel: +86 10 5960 8613
Email: ir@duoyuan.com